Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-264641

PROSPECTUS SUPPLEMENT NO. 1

DATED NOVEMBER 21, 2022

(To Prospectus dated July 22, 2022)

KIORA PHARMACEUTICALS, INC.

592,392 Shares of Common Stock,
1,280 Shares of Series E Convertible Preferred Stock
(160,000 shares of Common Stock underlying the Series E Convertible Preferred Stock),
Class A Warrants to Purchase up to 752,392 Shares of Common Stock
(752,392 shares of Common Stock underlying the Class A Warrants)
and Class B Warrants to Purchase up to 752,392 Shares of Common Stock
(752,392 shares of Common Stock underlying the Class B Warrants)

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated July 22, 2022 (“Prospectus”), included in our registration statement (File No. 333-264641) filed and declared effective by the Securities and Exchange Commission on July 21, 2022. The Prospectus relates to the offering by Kiora Pharmaceuticals, Inc. (“Company”) of 592,392 shares of common stock, (ii) 1,280 shares of Series E Convertible Preferred Stock, (iii) 752,392 Class A Warrants, and (iv) 752,392 Class B Warrants. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all other supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 19 of the prospectus under the caption “Risk Factors” and in the documents incorporated by reference into the prospectus and in any amendments or supplements to this prospectus.

FORWARD-LOOKING
STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

REPRICING OF WARRANTS

On November 18, 2022, the Company reduced the exercise price for all of the Company’s outstanding Class A Warrants from $8.00 per share to $4.77 per share (the “Reduced Exercise Price”). As a result of the Reduced Exercise Price, the aggregate net proceeds that the Company may receive from the exercise of the Class A Warrants (assuming all such Class A Warrants are exercised in cash and excluding Class A Warrants that have been exercised) will decrease from approximately $5.5 million to approximately $3.3 million.

Prospectus Supplement No. 1

Dated November 21, 2022